Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2016 Financial Results

LEAWOOD, KANSAS, USA - July 25, 2016 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2016 financial results.

Euronet reports the following consolidated results for the second quarter 2016 compared with the same period of 2015:

•	Revenues of $476.9 million, a 12% increase from $425.1 million (13% increase on a constant currency(1) basis).

•	Operating income of $59.3 million, a 26% increase from $47.2 million (25% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $82.9 million, a 23% increase from $67.2 million (23% increase on a constant currency basis).

•	Net income attributable to Euronet of $55.7 million or $1.04 diluted earnings per share, compared with net income of $26.8 million or $0.50 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.97, a 24% increase from $0.78.

•	Transactions of 793 million, an 8% increase from 734 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

The second quarter 2016 results included a $19.4 million non-operating gain from the sale of Euronet's shares of Visa Europe to Visa, Inc.  The gain is included in other income and represents $0.29 per share of the $1.04 diluted earnings per share.  The per share effect of this gain is, however, not included in the adjusted cash earnings per share.

"Our second quarter results exceeded our expectations, delivering 24% growth in adjusted cash EPS," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "Our 14th consecutive quarter of double-digit cash EPS growth resulted from continued strength in our EFT and Money Transfer segments. EFT continued to benefit from ATM network expansion, while Money Transfer delivered another quarter of double-digit organic growth, including Walmart-2-Walmart, as well as from the June 2015 acquisition of IME and a stronger than normal trade pattern in the HiFX business as a result of currency volatility stemming from the UK's June 2016 vote to exit the European Union. epay results were generally consistent with the prior year as a result of continued growth in non-mobile sales which largely offset certain mobile declines."

The Company operates certain of its businesses in the UK where on June 24, 2016, the UK voted in a referendum to exit the EU. The Company generates approximately seven percent of its revenues and approximately two percent of its operating income from the UK and operates a significant amount of its business under payment services licenses granted by the Financial Conduct Authority (FCA) in the UK. To proceed with the exit, the UK will need to submit a formal exit request and from the date of that submission will have two years to negotiate a separation agreement with the EU. Given that approximately seven percent of the Company’s revenues are dependent on the UK economy, the Company believes it will not be materially adversely impacted by potential future deterioration in the UK economy. As it relates to its payment services licenses, the Company currently has similar licenses in other EU countries that can be utilized if necessary. In summary, the Company believes there will be minimal longer term impact to its business as a result of the UK vote to exit the EU and, in the short term, has benefited and may continue to benefit from greater volatility in the currency exchange rates of the British Pound.

Segment and Other Results
The EFT Processing Segment reports the following results for the second quarter 2016 compared with the same period or date in 2015:

•	Revenues of $115.1 million, a 24% increase from $93.1 million (24% increase on a constant currency basis).

•	Operating income of $27.9 million, a 27% increase from $22.0 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $37.3 million, a 25% increase from $29.8 million (23% increase on a constant currency basis).

•	Transactions of 458 million, a 21% increase from 379 million.

•	Operated 25,912 ATMs as of June 30, 2016, an 18% increase from 21,980.

Constant currency revenue, operating income and adjusted EBITDA growth was the result of an 18% expansion of the ATM network and a 21% growth in transactions, primarily in Europe and India, including an increase in the number of value added transactions on both ATMs and point-of-sale terminals.

The year-over-year change in ATM count was due to the deployment of approximately 3,932 new ATMs across India and Europe. This increase includes approximately 2,600 ATMs from the previously mentioned low revenue and margin ATM driving contract in India, which were partially offset by the termination of approximately 1,000 previously mentioned loss-generating ATMs in China. Excluding the low-margin India ATMs and the Chinese contract termination, ATMs would have grown 11% on a year-over-year basis.

The epay Segment reports the following results for the second quarter 2016 compared with the same period or date in 2015:

•	Revenues of $160.7 million, a 4% decrease from $166.7 million (3% decrease on a constant currency basis).

•	Operating income of $16.0 million, a 1% decrease from $16.2 million (1% decrease on a constant currency basis).

•	Adjusted EBITDA of $18.6 million, a 1% decrease from $18.8 million (No change on a constant currency basis).

•	Transactions of 314 million, a 7% decrease from 338 million.

•	Point-of-sale ("POS") terminals of approximately 657,000 as of June 30, 2016, a 3% decrease from approximately 676,000 as of June 30, 2015.

•	Retailer locations of approximately 303,000 as of June 30, 2016, a 2% decrease from approximately 308,000.

epay constant currency revenue, operating income and adjusted EBITDA declines were primarily the result of certain mobile transaction declines, largely offset by increased sales of non-mobile products and effective expense management.

The decline in transactions was largely driven by declines in India, North America, Brazil and the UK, partially offset by growth in Poland, Australia, Italy and New Zealand. Transactions declined at a faster rate than revenues due to the loss of a large volume of low-value transactions in India.

The Money Transfer Segment reports the following results for the second quarter 2016 compared with the same period or date in 2015:

•	Revenues of $201.5 million, a 22% increase from $165.7 million (23% increase on a constant currency basis).

•	Operating income of $25.9 million, a 46% increase from $17.8 million (47% increase on a constant currency basis).

•	Adjusted EBITDA of $33.3 million, a 40% increase from $23.8 million (42% increase on a constant currency basis).

•	Total transactions of 20.5 million, a 24% increase from 16.5 million.

•	Network locations of approximately 316,000 as of June 30, 2016, a 16% increase from approximately 272,000.

Money Transfer constant currency revenue, operating income, adjusted EBITDA and transaction growth was driven by an increase in Ria's organic business, including double-digit transaction growth in Europe, Asia Pacific, the U.S. and Walmart-2-Walmart, as well as the full-quarter benefit from the June 2015 acquisition of IME. The Money Transfer results also include a benefit from volatility stemming from the Brexit vote, which resulted in approximately a three cent benefit to the Company's adjusted cash earnings per share.

Money transfers grew 27% and non-transfer transactions, such as currency exchange transactions, grew 3%, resulting in total transaction growth of 24%.

Corporate and Other reports $10.5 million of expense for the second quarter 2016 compared with $8.8 million for the second quarter 2015. The increase in Corporate expense is largely from higher short- and long-term compensation expense related to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $680.1 million as of June 30, 2016, compared to $548.5 million as of March 31, 2016. Cash increased primarily as a result of revolver borrowings to fund ATM cash fills, cash flows generated from operations, and the Visa Europe gain, partially offset by cash paid for capital expenditures and the timing of settlements in the Money Transfer, EFT and epay segments.

Total indebtedness was $623.9 million as of June 30, 2016, compared to $497.8 million as of March 31, 2016. Debt increased primarily from revolver borrowings to fund ATM cash fills.

Guidance
The Company currently expects adjusted cash earnings per share for the third quarter 2016, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.34.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 26, 2016, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 25,912 ATMs, approximately 143,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 50 countries; card software solutions; a prepaid processing network of approximately 657,000 POS terminals at approximately 303,000 retailer locations in 34 countries; and a global money transfer network of approximately 316,000 locations serving 150 countries. With corporate headquarters in Leawood, Kansas, USA, and 58 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2016	December 31,
	(unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$680.1	$457.5
Restricted cash	44.1	45.3
Inventory - PINs and other	53.9	72.1
Trade accounts receivable, net	371.3	423.3
Prepaid expenses and other current assets	184.4	132.8

Total current assets	1,333.8	1,131.0

Property and equipment, net	176.3	157.4
Goodwill and acquired intangible assets, net	848.5	853.2
Other assets, net	61.9	51.1

Total assets	$2,420.5	$2,192.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$887.9	$889.8
Short-term debt obligations	20.2	14.1

Total current liabilities	908.1	903.9

Debt obligations, net of current portion	598.9	405.5
Capital lease obligations, net of current portion	4.8	4.1
Deferred income taxes	34.5	33.9
Other long-term liabilities	21.5	19.3

Total liabilities	1,567.8	1,366.7

Equity	852.7	826.0

Total liabilities and equity	$2,420.5	$2,192.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2016	2015

Revenues	$476.9	$425.1

Operating expenses:
Direct operating costs	281.8	258.1
Salaries and benefits	73.8	64.7
Selling, general and administrative	42.5	38.6
Depreciation and amortization	19.5	16.5
Total operating expenses	417.6	377.9
Operating income	59.3	47.2

Other income (expense):
Interest income	0.4	0.5
Interest expense	(6.9)	(6.2)
Other gains	19.9	0.4
Foreign currency exchange loss	(1.9)	(5.1)
Total other income (expense), net	11.5	(10.4)
Income before income taxes	70.8	36.8

Income tax expense	(15.2)	(10.3)

Net income	55.6	26.5
Net loss attributable to noncontrolling interests	0.1	0.3
Net income attributable to Euronet Worldwide, Inc.	$55.7	$26.8

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.04	$0.50

Diluted weighted average shares outstanding	53,781,606	53,658,504

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$55.6

Add: Income tax expense					15.2
Less: Total other income, net					(11.5)

Operating income (expense)	$27.9	$16.0	$25.9	$(10.5)	$59.3

Add: Depreciation and amortization	9.4	2.6	7.4	0.1	19.5
Add: Share-based compensation	—	—	—	4.1	4.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$37.3	$18.6	$33.3	$(6.3)	$82.9

	Three months ended June 30, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$26.5

Add: Income tax expense					10.3
Add: Total other expense, net					10.4

Operating income (expense)	$22.0	$16.2	$17.8	$(8.8)	$47.2

Add: Depreciation and amortization	7.8	2.6	6.0	0.1	16.5
Add: Share-based compensation	—	—	—	3.5	3.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.8	$18.8	$23.8	$(5.2)	$67.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2016	2015

Net income attributable to Euronet Worldwide, Inc.	$55.7	$26.8

Foreign currency exchange loss	1.9	5.1
Intangible asset amortization	6.3	5.3
Share-based compensation	4.1	3.5
Other non-operating gains	(19.9)	—
Income tax effect of above adjustments	2.0	(1.2)
Non-cash interest accretion	2.6	2.5

Adjusted cash earnings(1)	$52.7	$42.0

Adjusted cash earnings per share - diluted(1)	$0.97	$0.78

Diluted weighted average shares outstanding (GAAP)	53,781,606	53,658,504

Effect of unrecognized share-based compensation on diluted shares outstanding	309,845	315,537
Adjusted diluted weighted average shares outstanding	54,091,451	53,974,041

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.